Exhibit 99.1

West Corporation	AT THE COMPANY:
11808 Miracle Hills Drive	David Pleiss
Omaha, NE 68154	Investor Relations
(402) 963-1500
dmpleiss@west.com

West Corporation Announces Lender Consent

to Amend Credit Agreement

OMAHA, NE, February 18, 2013 - West Corporation, a leading provider of technology-driven communication services, today announced it has received lender consent to amend the credit agreement governing its senior secured credit facilities.

The amendment to the credit agreement is expected to modify the Company’s senior secured credit facilities as follows:

•	reduce the applicable margins of all term loans and lower the LIBOR and base rate floors of all term loans;

•	extend the maturity of a portion of the term loans due July 2016 to June 2018; and

•	add a further step down to the applicable margins of all term loans upon satisfaction of certain conditions.

Upon closing, the Company expects to have outstanding the following term loan tranches:

•	Approximately $2.1 billion of term loans due 2018 at a rate of LIBOR + 3.25% with a 1.0% LIBOR floor (base rate loans to be at a rate of base rate + 2.25% with a 2.0% base rate floor)

•	Approximately $0.3 billion term loans due 2016 at a rate of LIBOR + 2.75% with a 1.0% LIBOR floor (base rate loans to be at a rate of base rate + 1.75% with a 2.0% base rate floor)

Both loan tranches are subject to an additional step down to the applicable margins by 0.50% conditioned upon completion by the Company of an initial public offering and the Company attaining and maintaining a total leverage ratio less than or equal to 4.75:1.00.

Completion of the amendment is subject to customary closing conditions.

West Corporation CFO, Paul Mendlik stated: “These changes will improve West’s capital structure by extending the maturity of $1.1 billion of funded debt from July 2016 to June 2018 and reduce our annual interest expense by approximately $35.6 million.”

About West Corporation

West Corporation is a leading provider of technology-driven communication services. West offers its clients a broad range of communications and network infrastructure solutions that help them manage or support critical communications. West’s customer contact solutions and conferencing services are designed to improve its clients’ cost structure and provide reliable, high-quality services. West also provides mission-critical services, such as public safety and emergency communications.

Founded in 1986 and headquartered in Omaha, Nebraska, West serves Fortune 1000 companies and other clients in a variety of industries, including telecommunications, retail, financial services, public safety, technology and healthcare. West has sales and operations in the United States, Canada, Europe, the Middle East, Asia Pacific and Latin America. For more information on West Corporation, please call 1-800-841-9000 or visit www.west.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue” or similar terminology. These statements reflect only West’s current expectations and are not guarantees of future performance or results. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include, but are not limited to, competition in West’s highly competitive industries; increases in the cost of voice and data services or significant interruptions in these services; West’s ability to keep pace with its clients’ needs for rapid technological change and systems availability; the continued deployment and adoption of emerging technologies; the loss, financial difficulties or bankruptcy of any key clients; the effects of global economic trends on the businesses of West’s clients; the non-exclusive nature of West’s client contracts and the absence of revenue commitments; security and privacy breaches of the systems West uses to protect personal data; the cost of pending and future litigation; the cost of defending West against intellectual property infringement claims; extensive regulation affecting many of West’s businesses; West’s ability to protect its proprietary information or technology; service interruptions to West’s data and operation centers; West’s ability to retain key personnel and attract a sufficient number of qualified employees; increases in labor costs and turnover rates; the political, economic and other conditions in the countries where West operates; changes in foreign exchange rates; West’s ability to complete future acquisitions and integrate or achieve the objectives of its recent and future acquisitions; future impairments of our substantial goodwill, intangible assets, or other long-lived assets; and West’s ability to recover consumer receivables on behalf of its clients. In addition, West is subject to risks related to its level of indebtedness. Such risks include West’s ability to generate sufficient cash to service its indebtedness and fund its other liquidity needs; West’s ability to comply with covenants contained in its debt instruments; the ability to obtain additional financing; the incurrence of significant additional indebtedness by West and its subsidiaries; and the ability of West’s lenders to fulfill their lending commitments. West is also subject to other risk factors described in documents filed by the company with the United States Securities and Exchange Commission.

These forward-looking statements speak only as of the date on which the statements were made. West undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

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